EXHIBIT 10.5.1 –	First Amendment to Management and Operational Services Agreement

FIRST AMENDMENT TO

MANAGEMENT AND OPERATIONAL SERVICES AGREEMENT

This First Amendment to Management and Operational Services Agreement (the “First Amendment”) is made and entered into as of the 1st day of December, 2007 (the “Effective Date”), by and between Renewable Energy Group, Inc., a corporation organized and existing under the laws of the state of Delaware, with offices at Ames, Iowa (“REG”), and East Fork Biodiesel, LLC, a limited liability company, organized and existing under the laws of the state of Iowa, with offices at 105 North Hall Street, Algona, Iowa 50511 (“East Fork Biodiesel”).

WHEREAS, REG and East Fork Biodiesel entered into that certain Management and Operational Services Agreement dated as of September 26, 2006 (the “Agreement”), with respect to certain management and operation of a biodiesel production facility being built for East Fork Biodiesel in Algona, Iowa; and

WHEREAS, the parties have agreed to amend the Agreement as provided in this First Amendment to provide for an interim period prior to the initial period of production as defined in 3.A.(i) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.	Amendment. The Agreement is amended by adding a new Subparagraph 3.D. to the Agreement as follows:

D.

Reimbursement of Costs. During the period of time from the Effective Date until the initial period of production (the “Interim Period”), East Fork Biodiesel shall reimburse REG for all employee compensation and employee benefits associated with the positions of General Manager and Operations Manager (collectively referred to as the “Cost of Services”). The Cost of Services paid or incurred by REG shall be based on the wages, payroll taxes, government mandated costs, including workers’ compensation, benefit costs, and any other expense allocated by REG on a per employee basis and applicable to the General Manager and Operations Manager, which REG paid to or incurred during the Interim Period. REG shall send a monthly invoice to East Fork Biodiesel evidencing such Cost of Services, and such invoice shall be payable by East Fork Biodiesel by the tenth (10th) of the month following the month for which such Cost of Services were paid or incurred by REG.

2.	Other Terms Unchanged. Except as expressly modified by this First Amendment, all terms and provisions of the Agreement shall remain in full force and effect.

3.

Miscellaneous. Capitalized terms not defined in the text of this First Amendment shall have the same meaning ascribed to them in the Agreement. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed and delivered by facsimile signature, which shall be considered an original.

IN WITNESS WHEREOF, REG and East Fork Biodiesel have executed this First Amendment this 30th day of November, 2007.

RENEWABLE ENERGY GROUP, INC.	EAST FORK BIODIESEL, LLC

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